Exhibit 99.1

Nanophase Technologies Announces Fourth Quarter and 2004 Results Nanophase Optimistic About Material

Revenue Growth in 2005

ROMEOVILLE, Ill., March 2, 2005 /PRNewswire-FirstCall/ — Nanophase Technologies Corporation (Nasdaq: NANX - News), a technology leader in nanomaterials and nanoengineered products, today announced fourth quarter and fiscal 2004 results. Based on the detailed financial statements accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ending December 31, 2004, total revenue was $1 million compared with total revenue of $1.2 million for the same period in 2003. Nanophase reported a fourth quarter 2004 net loss of $1.87 million, or $0.10 per share (fully diluted), compared with a net loss for the fourth quarter 2003 of $1.46 million, or $0.09 per share (fully diluted).

Jess Jankowski, Nanophase’s CFO, noted that the fourth quarter of 2004 reflects an unplanned anomaly in quarterly revenue flow. Nanophase’s first quarter of 2005 to date appears to be about 50% higher than the fourth quarter of 2004 and back on track with the Company’s growth plans for 2005.

For the year ended December 31, 2004, the Company reported total revenue of approximately $5.21 million compared with $5.45 million for 2003. For 2004, the Company reported a net loss of $6.45 million, or $0.37 per share (fully diluted), compared with a net loss of $5.83 million, or $0.38 per share (fully diluted) for 2003. Nanophase noted that depreciation and amortization amounted to approximately $0.08 per share (fully diluted), or $1.4 million of the Company’s loss for 2004.

2004 Significant Achievements

1.	Completed an equity partnership with Altana Chemie, through which Altana Chemie invested $10 million in Nanophase and obtained exclusivity in the coatings, plastics, and sealants global markets.

2.	Named to Deloitte & Touche’s Technology Fast 50 Program for Chicagoland, a ranking of the Chicago area’s 50 fastest growing technology companies by Deloitte and Touche LLP, one of the nations’ leading professional services firms.

3.	Completed PVS reactor production improvements that increased output/reactor by ~25% resulting in a 20+% increase in total manufacturing capacity at the Company’s Burr Ridge facility without capital investment.

4.	Reduced variable manufacturing cost on high volume products by 10% marking the fourth year in a row that the Company has significantly reduced its manufacturing cost.

5.	Designed and installed production facilities for high-weight loaded nanoparticle aqueous dispersions, based on proprietary and patent- pending technology, expected to be a growing segment of the Company’s revenues starting in 2005.

6.	Based on proprietary and patent-pending technology, designed, installed, and began producing high-weight loaded nanoparticle solvent dispersions, primarily for the Company’s partnership with Altana Chemie (BYK Chemie) for coatings, plastics and sealants, which is also expected to contribute to growth of the Company’s revenues.

7.	Achieved 100% customer product acceptance and 100% customer service level rate on 2004 product shipments. This marks the third consecutive year that Nanophase has achieved excellent customer quality and on-time shipment performance.

8.	Completed concept development and pilot production of six new nanomaterials, applicable for several of Nanophase’s markets that the Company plans to formally introduce during the first half of 2005.

9.	Filed three new patent applications and developed the technology for two additional patent applications that the Company expects to file in 2005. Increased the Company’s intellectual property estate by receiving three foreign patents and one US patent; Nanophase has 10 US and 37 foreign patents pending.

10.	Developed ten new products, seven with the Company’s market partners, for introduction during 2005.

11.	Significantly extended the Company’s application technology in nanoparticle dispersions, nanoparticle surface treatments, and application-specific coating functionality.

2004 Current View

Joseph Cross, Nanophase’s president and CEO, stated that, although Nanophase does not make predictions or provide guidance, the Company is optimistic about revenue growth during 2005. “Management’s goals are to grow revenue significantly during 2005 while continuing vigorous business development to achieve further revenue growth that we expect would accelerate the Company’s progress toward a break-even cash flow run rate during 2006,” Cross noted. “The Company expects 2005 revenue growth to occur mainly with our current market partners (Altana Chemie, BASF, and Rohm & Haas) plus new opportunities that we have developed over the past 12-18 months, which are now anticipated to come to revenue fruition in 2005 and 2006. We continue to gain momentum in business development and new market opportunities as nanomaterial technology recognition and application interest grows across industrial markets.” While the Company plans to elaborate on each of its target markets during the conference call, a brief summary is provided below.

Cross noted that during 2005 Nanophase would focus on three primary areas: first and most importantly, revenue growth and vigorous business development; second, increasing and expanding the Company’s intellectual property portfolio directed to market applications; and, third, continuing to improve operations and process technology, and developing new nanomaterials for target markets.

Personal Care

Nanophase expended substantial development effort during 2004 in applications for personal care markets and believes these markets should provide significant revenue growth for the Company during 2005-2006. Nanophase’s 2005 revenues for sun care products for daily and beach wear are currently expected to increase approximately 25% over 2004. Nanophase has also completed development of the second version of its sun care product, which should begin market introduction during 2005.

During 2004, Nanophase also initiated efforts with certain leading personal care companies to develop products for additional specific personal care applications. Nanophase believes that revenue from these efforts could begin during late 2005 and potentially comprise an appreciable revenue stream during 2006-2007.

CMP & Polishing

Cross noted that its market partner, Rohm & Haas Electronic Materials (RHEM), secured its first customer for its nanoparticle-based slurry during the fourth quarter of 2004. RHEM believes that the market adoption rate will increase during 2005. Nanophase/RHEM have an agreement that results in a 25% increase in revenues to Nanophase during 2005 versus 2004.

In other fine polishing market sectors, Nanophase has customer-focused developmental efforts in high-end and optics polishing. While still a small revenue source, this market grew over 500% during 2004 and Nanophase believes that growth should continue. This represents Nanophase’s first product that is sold directly to an end-user customer, typically for polishing laser and other specialty lenses.

Coatings/Printing inks/Thermoplastics/PVC/Polyurethane Foam

Driven by its partnership with Altana Chemie, Nanophase is making definitive progress penetrating the noted markets. Altana Chemie, through its subsidiary BYK Chemie, a global leader in additives for coatings, has released two products in each of the coatings and plastics markets and began sampling hundreds of potential customers in the US, Europe, and Asia during the second half of 2004. Other new products are under development at BYK with plans for further market releases during 2005. Additionally, Nanophase has an aggressive new nanoparticle development plan in place for the first half of 2005 directed to specific market applications in its partnership with BYK.

Conference Call

Nanophase plans to provide additional information during its conference call on March 3 at 10:00 AM CST (11:00 AM EST) and encourages its stockholders and other interested parties to attend. The call may be accessed through Nanophase’s website, http://www.nanophase.com , and clicking on the line under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through March 10, 2005, by dialing 706-645-9291 and entering code 3992475, or by logging onto the Nanophase website and following the above instructions. The conference call transcript will also be posted on the Company’s website within three days after the conference call.

Nanophase Technologies (NANX), http://www.nanophase.com , provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 25 United States patents and patent applications and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website. Other information on our website is not incorporated by reference into, and not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward- looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s report on Form 10- Q filed November 12, 2004 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

	As of December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$475,185	$399,999
Investments	11,155,126	4,562,364
Trade accounts receivable, less allowance for doubtful accounts of $24,271 and $25,000 in December 31, 2004 and 2003, respectively	792,662	1,244,490
Other receivable, net	3,498	24,214
Inventories, net	837,336	682,999
Prepaid expenses and other current assets	499,697	659,778
Total current assets	13,763,504	7,573,844
Equipment and leasehold improvements, net	7,457,764	8,192,995
Other assets, net	571,027	475,980
	$21,792,295	$16,242,819
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$579,472	$1,034,379
Current portion of capital lease obligations	11,826	43,609
Accounts payable	324,485	438,304
Accrued expenses	894,022	743,771
Total current liabilities	1,809,805	2,260,063
Long-term debt, less current maturities	—	251,843
Long-term portion of capital lease obligations, less current maturities	—	11,826
	—	263,669
Contingent liabilities:	—	—
Stockholders’ equity:
Preferred stock, $.01 par value; 24,088 authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 17,895,482 and 15,902,674 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	178,955	159,027
Additional paid-in capital	71,970,090	59,297,135
Restricted stock compensation	17,475	—
Accumulated deficit	(52,184,030)	(45,737,075)
Total stockholders’ equity	19,982,490	13,719,087
	$21,792,295	$16,242,819

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2004	2003	2002
Revenue:
Product revenue, net	$4,253,478	$4,880,313	$5,002,986
Other revenue	954,456	566,348	398,229
Total revenue	5,207,934	5,446,661	5,401,215
Operating expense:
Cost of revenue	5,125,216	5,205,065	5,095,019
Research and development expense	1,929,348	1,906,791	1,572,997
Selling, general and administrative expense	4,361,357	4,095,877	3,854,051
Total operating expense	11,415,921	11,207,733	10,522,067
Loss from operations	(6,207,987)	(5,761,072)	(5,120,852)
Interest income	171,582	67,992	152,626
Interest expense	(74,277)	(109,889)	(125,181)
Other, net	(306,273)	5,319	6,844
Loss before provision for income taxes	(6,416,955)	(5,797,650)	(5,086,563)
Provision for income taxes	(30,000)	(30,000)	(68,674)
Net loss	$(6,446,955)	$(5,827,650)	$(5,155,237)
Net loss per share-basic and diluted	$(0.37)	$(0.38)	$(0.35)
Weighted average number of common shares outstanding	17,266,228	15,391,537	14,551,479